GRAINGER UPDATE	August 14, 2006
A Monthly Sales and Information Bulletin
Recent Information	July 2006 Sales

On July 12, Grainger and the

American Red Cross announced

the expansion of Ready When

the Time Comes, a unique

program designed to recruit and

train employees from companies

across the U.S. as volunteers to

help Red Cross chapters respond

to the thousands of disasters

that occur each year.

Grainger is the national founding

sponsor of the program. The

initial eight metropolitan

communities include: Baltimore;

Houston; Kansas City, Missouri;

Los Angeles; New York;

Orange County, California;

San Francisco and St. Louis.

Grainger’s daily sales for the month of July grew 8 percent versus July 2005. While there are the same number of days in both months, for the 2006 third quarter, there is one fewer day.	Selling Days
		2006	2005
	Mo.	20	20
	Qtr.	63	64
	Yr.	254	255

Daily sales at Grainger’s Branch-based segment grew by 7 percent versus July 2005. In the United States, sales were positively affected by approximately 2 percentage points due to strong sales of seasonal products. Results were negatively affected by approximately 2 percentage points from continued disengagements from automotive and integrated supply contracts.

At the Acklands-Grainger Branch-based segment, in Canada, daily sales were up 18 percent (8 percent in Canadian dollars). At Lab Safety Supply (LSS), daily sales were up 9 percent.

Company Update

EPS guidance includes market expansion real estate sales

As part of Grainger’s Market Expansion Program, the company closes or relocates branches including four in the second quarter of 2006. The company plans to sell up to eight branches, most in the southwest, during the rest of 2006. These are expected to result in a net gain, but Grainger is not able to predict with certainty either whether these sales might occur this year or the size of the gain. The estimated impact is already in the company’s full year EPS guidance for 2006 of $4.00 to $4.15. Click here to view the most recent Market Expansion Update dated today.

Hurricanes added $8 million to sales in the third quarter of 2005

Last year, hurricanes affected a number of Grainger branches in Florida and along the Gulf Coast: six in Florida on August 26, six along the Gulf Coast on August 29, four along the Gulf Coast on August 30 and three along the Gulf Coast on August 31. The branches were closed for some period of time, negatively affecting sales at the end of August 2005, but as customers rebuilt in the hurricane-damaged areas, the company’s sales were positively affected in September 2005.

Grainger’s China operation to hold grand opening

On September 25, 2006, the company plans to host an official Grand Opening of its Shanghai facility. While the 120,000-square foot facility’s doors were opened July 21, customers are just beginning to be made aware of what Grainger offers at the new location.

On July 26, 2006, Grainger’s

Board of Directors declared a

cash dividend of 29 cents per

share. Shareholders of record as

of August 14, 2006, will receive

the quarterly dividend payment

on September 1, 2006.

Upcoming Events

Grainger hosts investors at new Chinese facility
On September 13, General Manager Bonnie McIntyre will host a group of investors at the facility. The presentation will be posted on the Investor Relations Web site that day.
August Sales Update
Please be aware that the next sales update will be issued on Monday, September 18, 2006. Click here to set up an automatic email reminder.

This document may contain forward-looking statements under the federal securities laws. The forward-looking statements relate to the company's expected future financial results and business plans, strategies, and objectives and are not historical facts. They are generally identified by qualifiers such as “will,” “anticipates,” “expect,” “expected,” “earnings per share guidance,” “plans,” “estimated,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K and other reports filed with the Securities Exchange Commission, containing a discussion of the company's business and of various factors that may affect it.

The electronic version of this document also contains links to various articles, often hosted on third party websites, about Grainger and the MRO industry. These links display the articles as they originally appeared and may contain errors or become outdated. The inclusion of any such link in this document does not imply Grainger's endorsement of the site, the accuracy or completeness of the information presented, the organization operating such site or the author(s) of the article, or any products or services of that organization.

WILLIAM D. CHAPMAN TEL: 847.535.0881 FAX: 847.535.0878 WILLIAM.CHAPMAN@GRAINGER.COM	GRAINGER
100 GRAINGER PARKWAY LAKE FOREST, ILLINOIS 60045-5201